Item 77Q(1)(e) – New or Amended Investment Advisory Contracts

A Transfer And Assumption Agreement dated April 11, 2017 by and among the Registrant, Resource Financial Fund Management, Inc., and Resource Alternative Advisor, LLC is filed herewith.